NewsRelease Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release July 25, 2008

513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES SECOND QUARTER 2008 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the second quarter and six months ended June 30, 2008.

Assets and Mission Asset Activity
Assets were $95.0 billion on June 30, 2008, up 9 percent compared to year-end 2007. The balance of Mission Asset Activity – which comprises the FHLBank’s two main lines of business, Credit Services and the Mortgage Purchase Program – grew 7 percent from year-end 2007 to $73.9 billion. The principal balance of Advances was $57.2 billion at June 30, 2008, an increase of 8 percent from year-end 2007, continuing a trend which began in the second half of 2007. We believe this continued growth was the result of members’ broad-based increased demand for liquidity and funding related to the ongoing world-wide disruptions in the credit and mortgage markets. The average principal balance of Advances during the first six months of 2008 was $59.8 billion, up over 29 percent when compared to the same period of 2007.

The principal balance of mortgage loans held for portfolio was relatively stable, declining just over 3 percent to $8.6 billion from year-end 2007 in part due to the well publicized reduction of activity in the mortgage markets. The FHLBank purchased $559 million of new mortgage loan principal in the first six months of 2008, while principal repayments totaled $843 million.

Operating Results and Profitability
Net income for the first six months of 2008 was $114 million compared to $135 million in the same period of 2007. Second quarter net income was $65 million, an increase of 31 percent from $49 million in the first quarter of 2008 and down 8 percent from the second quarter of 2007. Net interest income was $176 million year-to-date down 15 percent from the same period last year. The second quarter 2008 net interest income of $97 million was up over 21 percent from the first quarter of 2008 and down 10 percent from the second quarter of 2007. Return on average equity (ROE) was 5.73 percent year-to-date and 6.38 percent for the second quarter. Although ROE was down from the comparable periods in 2007 it exceeded average 3-month LIBOR by 2.71 percentage points year-to-date and 3.63 percentage points for the second quarter. The ROE spread to average 3-month LIBOR is one benchmark used by the FHLBank to assess the competitive profitability of stockholders’ capital investment.

The primary reason for the decrease in net income and ROE was the significant reduction in short-term interest rates that began in the third quarter of 2007 and accelerated in the first two quarters of 2008. For example, 3-month LIBOR averaged 2.75 percent in the second quarter of 2008, compared to 5.36 percent in same period of 2007. Lower short-term interest rates decrease the amount of earnings generated from funding short-term and adjustable-rate assets with our interest-free capital. Partially offsetting the earnings effect of lower short-term rates were primarily, continued wider spreads on many short-term assets as a result of more favorable relative funding costs that resulted from the disruptions in the financial markets, and secondarily, higher asset balances, which raised financial leverage. The ROE spread to 3-month LIBOR widened in the second quarter of 2008 versus the same quarter in 2007 principally because of the two favorable factors noted above and because of our modest amount of short funding.

Also, through June $13 million was accrued for future use in the Affordable Housing Program of which $8 million was recognized during the second quarter.

Capital Stock and Retained Earnings
Capital stock was $3.8 billion on June 30, 2008, an increase of nearly 11 percent or approximately $370 million from year-end 2007. Regulatory capital stock – which includes both capital stock and mandatorily redeemable capital stock – increased $382 million, also 11 percent, from the prior year-end primarily due to members’ capital stock purchases for Advance growth and the payment of the March and June 2008 dividends in the form of additional shares of capital stock. The dividends added $100 million to the regulatory capital stock balances. Retained earnings grew over 6 percent from year end to $304 million on June 30, 2008.

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The Federal Home Loan Bank of Cincinnati is a $95.0 billion, triple-A rated regional wholesale bank providing financial services for residential housing and economic development to 728 member stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System, including 12 District FHLBanks, was chartered in 1932 by the U.S. Congress to promote housing finance but is wholly owned by its member institution stockholders and does not use taxpayer dollars.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS
			June 30,	December 31,
			2008	2007		Change (2)
Total assets			$95,017	$87,335		9%
Advances (principal)			57,156	52,953		8
Mortgage loans (principal)			8,578	8,862		(3)
Mandatorily redeemable capital stock			129	118		10
Capital stock			3,844	3,473		11
Retained earnings			304	286		6
Total capital			4,143	3,755		10
Capital to assets ratio (GAAP)			4.36%	4.30%
Capital to assets ratio (Regulatory) (1)			4.50%	4.44%
OPERATING RESULTS
	Three Months Ended June 30,			Six Months Ended June 30,

			Favorable/			Favorable/
			(Unfavorable)			(Unfavorable)
	2008	2007	Change (2)	2008	2007	Change (2)

Net interest income	$97	$107	(10)%	$176	$206	(15)%
Other (loss) income	4	1	NM (3)	3	1	NM (3)
Other expense	(12)	(12)	4	(23)	(23)	2
Assessments	(24)	(25)	7	(42)	(49)	15

Net income	$65	$71	(8)	$114	$135	(15)

PROFITABILITY
Return on average equity	6.38%	7.11%		5.73%	6.87%
Return on average assets	0.28	0.34		0.25	0.33
Net interest margin	0.41	0.52		0.38	0.51
Annualized dividend rate	5.50	6.50		5.38	6.44
Average 3-month LIBOR	2.75	5.36		3.02	5.36

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.

(3)	Changes of 100% or greater are shown as “NM” (not meaningful).

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